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                                                                    EXHIBIT 99.1
                                                                   Press Release


GROUP 1 AUTOMOTIVE, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Houston, Oct. 26/PRNewswire/-Group 1 Automotive, Inc. (NYSE: GPI - news), a Fortune 500 company and a leading operator in the automotive retailing industry, today announced the pricing of a public offering of 3.3 million shares of its common stock at $31 per share. Group 1 expects the issuance and delivery of the shares to occur on October 31, 2001.

Goldman, Sachs & Co. acted as sole underwriter for the offering. When available, copies of the prospectus supplement and prospectus relating to the offering may be obtained from the Prospectus Department of Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004. These documents have also been filed with the Securities and Exchange Commission and are available at the SEC's website at http://www.sec.gov.

Group 1 intends to use the net proceeds from the offering to repay indebtedness outstanding under its revolving credit facility, which amounts may be subsequently re-borrowed for corporate purposes, including acquisitions.

Group 1 owns 60 automotive dealerships comprised of 94 franchises, 29 different brands, and 22 collision service centers located in Texas, Oklahoma, Florida, New Mexico, Colorado, Georgia, Louisiana and Massachusetts. Through its dealerships and Internet sites, the company sells new and used cars and light trucks, arranges related financing, vehicle service and insurance contracts, provides maintenance and repair services and sells replacement parts.

The shares will be issued pursuant to a shelf registration statement that was previously filed. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Group 1 common stock. An offering of shares of Group 1 common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see the Company's filings with the Securities and Exchange Commission for certain other factors that may affect forward-looking information.

Group 1 Automotive, Inc. can be reached on the Internet at www.group1auto.com